Exhibit 10.2

Notice of Credit Line Approval

I.	Regarding the related transactions between your company and the Bank, the transaction conditions approved by the Bank are as follows:

Amount Unit: One thousand NTD

Transaction Type	Credit Line	Interest Rate	Usage/Note
1. Comprehensive Credit Line	100,000
(1) Short term loan - Import 0/A	(100,000)	Negotiable on a case-by-case basis

1. Revolving loans. 120-day repayment period for each loan drawdown.

2. The current reference interest rate for 120-day period is 2.15%.

3. A copy of the Invoice must be obtained before the loan can be issued; credited in full amount; the remittance restricted only to the suppliers (must not be enterprises/individuals).

(2) Short term loan	(100,000)	Negotiable on a case-by-case basis	1. Revolving loans. 90-day repayment period for each loan drawdown. 2. The current reference interest rate for 90-day period is 2.15%.
2. Financial Derivatives Credit Line - Hedging	USD 1,000	Negotiable with Financial Marketing Department

1. Shall restrict only for spot transactions in the foreign exchange market.

2. The part of the hedging amount that exceeds 30% of the MTM loss needs to be replenished with margin or deposit within two business days.

Total	100,000+ USD 1,000		Maturity Date: January 31, 2021

Additional (special) conditions:

1.    From September 1, 2020, the Bank will monthly check and review if the amount of your company’s average deposit during each month (exclude the cash deposited in the account and pledge of a banking deposit) is more than or equal to 30% of the average credit amount during each month.

2.    From August 1, 2020, the Bank will quarterly check and review if the amount of the fund transfer between you and your non-related parties during each quarter is more than or equal to USD 2 million; also will monthly check and review if the amount of the fund transfer between you and your non-related parties during each month is more than or equal to USD 500,000.

3.    Please provide the Quarterly Consolidated Financial Statements of your parent company (“AOI”) before November 30, 2020 for the Bank’s reference.

4.    Before the loan can be issued, a letter of responsibility issued by Prime World International Holdings Ltd. shall be required.

5.    At the end of each quarter (March, May, August and November), the Applied Optoelectronics, Inc.'s shareholding in Prime World International Holdings Ltd. shall be checked, which must not be less than 100%.

6.    In the event of drawdown amount of the Comprehensive Credit Line exceeds NTD 50,000,000, the exceeded amount shall be pledged with a certificate of NTD/Foreign currency time deposit (as collateral) to the Bank, moreover, if the currency of collateral is different from the currency of secured credit facilities, the loan-to-value (LTV) ratio of such loan shall be 90% or the loan needs to be withdrawn to a reserve account.

7.    Other matters not mentioned herein shall be governed by the Bank's related policy.

II.	Under the above-mentioned conditions, if there are difficulties obtaining the funds due to market factors, or these conditions cannot properly reflect the costs of the Bank's acquisition for the related funds, the Bank reserves the rights to make the adjustments in a timely manner to the amounts of the loan, usage, and the re-determination of the loan interest rates.

III.	We kindly request your company to check with the relevant documents for signing and other matters.

To: Prime World International Holdings Ltd.	Customer Confirmation with Signature
Taiwan Branch	The company/I have fully understood the above content and agreed that it is a part of the agreement signed with the Bank.

Date: August 24, 2020

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